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                                                                    Exhibit 12.1


                   Kimco Realty Corporation and Subsidiaries
         Computation of Ratio of Earnings to Combined Fixed Charges and
                           Preferred Stock Dividends
                      For the Year Ended December 31, 2002



Pretax earnings from continuing operations                       $ 261,473,589

Add:
   Interest on indebtedness                                         85,771,695
   Amortization of debt related expenses                             3,060,946
   Portion of rents representative of the
     interest factor                                                 5,910,534
                                                                 -------------
                                                                   356,216,764

Adjustment for equity share in partnerships                        (34,113,135)
                                                                 -------------

       Pretax earnings from continuing operations, as adjusted   $ 322,103,629
                                                                 =============


Combined fixed charges and preferred stock dividends -
   Interest on indebtedness                                      $  94,860,415
   Preferred stock dividends                                        18,437,700
   Amortization of debt related expenses                             2,504,105
   Portion of rents representative of the
     interest factor                                                 5,910,534
                                                                 -------------

        Combined fixed charges and preferred stock dividends     $ 121,712,754
                                                                 =============

Ratio of Earnings to Combined Fixed Charges
   and Preferred Stock Dividends                                           2.6
                                                                 =============